Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form S-8 pertaining to the CorEnergy Infrastructure Trust, Inc. Omnibus Equity Incentive Plan of our reports dated March 14, 2022, with respect to the consolidated financial statements of CorEnergy Infrastructure Trust, Inc. and the effectiveness of internal control over financial reporting of CorEnergy Infrastructure Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri
May 26, 2022